AGENCY AGREEMENT
(PRIVATE PLACEMENT)

THIS AGREEMENT is dated as of October 1,2003 and is

AMONG

SONIC ENVIRONMENTAL SOLUTIONS INC., a British Columbia company

(the "Company")

AND

HAYWOOD SECURITIES INC., a British Columbia company

("Haywood")

AND

RESEARCH CAPITAL CORP., an Ontario corporation

("Research")

AND

PACIFIC INTERNATIONAL SECURITIES INC., a British Columbia company

("Pacific")

THE PARTIES, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by both parties), agree as follows:

1.                   DEFINITIONS

1.1                 The following terms have the following meanings:

(a)                 "Acts" means the British Columbia Act and the Alberta Act;

(b)                 "Agents" means, collectively, Haywood, Research and Pacific, and "Agent" means any one of them;

(c)                 "Agents' Commission" means a cash commission of 7.5% of the gross proceeds of the Offering;

(d)                 "Agents' Warrant" means a warrant entitling the holders to acquire that number of Common Shares as is equal to 10% of the number of Units sold pursuant to the Offering,

at a price per Common Share of $1.80 on or before the second anniversary of the Closing Date;

(e)                 "Agents' Warrant Shares" means the Common Shares issuable upon exercise of the Agents' Warrant;

(f)                 "Alberta Act" means the Securities Act (Alberta), as amended;

(g)                 "British Columbia Act" means the Securities Act (British Columbia), as amended;

(h)                 "Certificates" means the certificates representing the Common Shares and Warrants comprising the Units in the names and denominations set out in the Subscription Agreements or, if not so disclosed, as requested by the Agents, and the certificates representing the Agents' Warrant;

(i)                 "Closing Date" means October 31, 2003, or such other date as Haywood and the Company may agree upon as the date for completion of the Offering;

(j)                 "Common Share" means a common share in the capital of the Company as constituted on the date of this Agreement;

(k)                 "Contaminant" means any substance or material that is prohibited, controlled or regulated by any governmental authority, including without limitation, any contaminants, pollutants, petroleum, its derivatives, by-products or other hydrocarbons, dangerous substances or goods, asbestos, toxic or hazardous substances or materials, controlled products, wastes involving hazardous wastes and any other materials that are. by their nature hazardous, either in fact or as defined in or pursuant to any Environmental Laws;

(l)                 "Disclosure Documents" has the meaning set out at Section 10.1 (n);

(m)                "Environmental Laws" means all applicable laws, rules, regulations, orders, policies, guidelines, notices, approvals and permits relating to environmental or occupational health and safety matters, in effect as at the date hereof, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, remediation and clean-up in connection with any release or threat of release of a Contaminant or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling and the like of a Contaminant;

(n)                  "Exchange" means the TSX Venture Exchange;

(o)                 "Instrument" means Multilateral Instrument 45-102, Resale of Securities; (p) "Misrepresentation" has the meaning set out in the British Columbia Act; (q) "Offered Securities" means the Units to be sold pursuant to the Offering; (r) "Offering" means the offering at the Offering Price of up to 4,400,000 Units;

(s)                 "Offering Jurisdictions" means Ontario, British Columbia, Alberta, applicable overseas jurisdictions and such other jurisdictions as the Agents and the Company may agree upon;

(t)                 "Offering Price" means $1.80 per Unit;

(u)                  "Purchasers" means purchasers of Offered Securities pursuant to the Offering;

(v)                  "Regulatory Authorities" means the Exchange and the securities commissions or similar regulatory authorities in the Offering Jurisdictions;

(w)                 "Subscription Agreements" means the subscription agreements under which the Purchasers agree to subscribe for Offered Securities, in a form acceptable to Haywood;

(x)                 "Unit" means one Common Share and one-half of one Warrant;

(y)                 "Unit Proceeds" means the gross proceeds of the sale of the Units, less the following amounts:

(i)                 the Agents' Commission;

(ii)                the expenses of the Agents in connection with the Offering which have not been repaid by the Company and for which the Company is responsible under this Agreement; and

(iii)               any amount paid directly to the Company by Purchasers in connection with the sale of Units;

(z)                 "Warrant" means a warrant entitling the holder to acquire one Common Share at a price per share of $2.10 until the second anniversary of the Closing Date; and

(aa)                "Warrant Shares" means the Common Shares to be issued on exercise of the Warrants.

2.                    APPOINTMENT OF AGENTS AND LEAD AGENT

2.1                 The Company appoints the Agents as its exclusive agents and the Agents accept the appointment and agree to act as the exclusive agents of the Company to use their reasonable best efforts to find and introduce to the Company potential investors resident in the Offering Jurisdictions to purchase, by way of private placement pursuant to the Subscription Agreements, the Offered Securities comprising the Offering.

2.2                 Each of Research and Pacific irrevocably authorizes Haywood to act as the lead agent for the Offering, including, without limitation, receiving delivery of the certificates representing the Offered Securities and the Agents' Warrant, executing and delivering receipts therefor, terminating this Agreement in accordance with Section 9 and executing and delivering any other instrument or document required in connection with the Offering.

3.                    WARRANTS

3.1                 The issue of the Warrants and the Agents' Warrant will not restrict or prevent the Company from obtaining any other financing, nor from issuing additional securities or rights during the period within which the Warrants and the Agents' Warrant are exercisable. The certificates representing the Warrants and the Agents' Warrant shall be in form and substance satisfactory to the Agents, acting reasonably.

4.                   AGENTS' COMPENSATION

4.1                 In consideration of the services rendered hereunder by the Agents, the Company will, on the Closing Date:

(a)                 pay to the Agents the Agents' Commission, allocated among the Agents as directed by Haywood; and

(b)                 issue to or to the order of the Agents the Agents' Warrant, allocated among the Agents as directed by Haywood.

5.                   THE OFFERING

5.1                 The Agents and the Company shall conduct the Offering in accordance with the exemptions from the applicable prospectus requirements contemplated by the Subscription Agreements and all applicable laws and regulatory requirements and, in particular, shall not advertise the Offering. The Agents will notify the Company with respect to the identity of each Purchaser as soon as practicable.

5.2                 The Company shall use its reasonable best efforts to obtain all required approvals of the Exchange as quickly as possible, and shall provide the Agents and their counsel with all documents filed by the Company with the Exchange and all correspondence from the Exchange.

5.3                 The Agents will use their reasonable best efforts to obtain from each Purchaser duly completed and signed Subscription Agreements.

5.4                 Each of Research and Pacific shall provide to Haywood subscriptions for Offered Securities at least one business day prior to the Closing Date. Haywood shall determine, in its sole discretion, which subscriptions to tender to the Company. The Company shall accept all subscriptions for Offered Securities tendered by Haywood, unless all such subscriptions tendered by Haywood exceed the number of Offered Securities comprising the Offering, after deducting the number of Offered Securities placed by the Company with the consent of Haywood, or unless it is impossible or impractical to comply with the securities laws of the jurisdiction in which a proposed Purchaser is resident.

5.5                 All offers and sales of Units in the United States will be made in accordance with Schedule "A" hereto. The Agents and the Company hereby make the representations, warranties, covenants and agreements set forth in Schedule "A", which is incorporated herein by reference.

6.                   CONDITIONS PRECEDENT

6.1                 The following are conditions of the Agents' obligations under this Agreement and the Purchasers' obligations to close the purchase of Offered Securities, which conditions the Company shall use its reasonable best efforts to have fulfilled at or prior to the Closing Date and which conditions may be waived in writing in whole or in part by the Agents, on their own behalf and on behalf of the Purchasers:

(a)                 the Company shall have made all necessary filings and obtained all necessary approvals, consents and acceptances of appropriate regulatory authorities in order to permit the Company to issue and sell the Offered Securities to the Purchasers as contemplated hereby, and evidence of such approval satisfactory to Haywood, acting reasonably, shall have been delivered to the Agents;

(b)                 the Company shall have delivered to the Agents a certified resolution of the board of directors authorizing and approving this Agreement, the Subscription Agreements and the certificates evidencing the Warrants and the Agents' Warrant, and such other matters as Haywood may require, acting reasonably;

(c)                 the Company shall have delivered to the Agents a favourable legal opinion from the Company's counsel addressed to the Agents, the Agents' counsel and the Purchasers with respect to such matters as Haywood may require, acting reasonably, including, without limitation, an opinion that the "hold period" applicable to the Offered Securities, the Warrant Shares and the Agents' Warrant Shares in the Canadian Offering Jurisdictions is four months and one day from the Closing Date;

(d)                 the Company shall have complied in all material respects with all of the terms and conditions of this Agreement and the Subscription Agreement which it is required to comply with on or before the Closing Date;

(e)                 the Company shall have delivered to the Agents such comfort letters, documents, certificates and opinions as Haywood may require, acting reasonably, in connection with the Offering;

(f)                 the Company shall have filed a "current AlF" and shall be a "qualifying issuer" (as those terms are defined in the Instrument);

(g)                 the Company shall have delivered to the Agents a certificate of the Company signed by the Chief Executive Officer and by the Chief Financial Officer of the Company (in their respective capacities as officers of the Company and not personally) under its corporate seal, dated the Closing Date, addressed to the Agents and the Purchasers, to the effect that after due enquiry:

(i)                 the representations and warranties of the Company contained in this Agreement, any certificate of the Company delivered pursuant hereto or in connection herewith, and the Subscription Agreements are true and correct as of the Closing Date with the same force and effect as if made at and as of the Closing Date after giving effect to the transactions contemplated hereby;

(ii)                 the Company has duly complied in all material respects with all of the covenants of the Company contained herein and in the Subscription Agreements and satisfied all the conditions contained herein on its part to be performed or satisfied on or before the Closing Date; and

(iii)               no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Offered Securities, or any of the securities of the Company, has been issued and no proceedings for that purpose have been instituted or are pending or are, to their knowledge and information, contemplated or threatened under any of the applicable securities laws or by any regulatory authority;

and there shall be no evidence to suggest that such certificate is untrue or inaccurate in any respect.

7.                   CLOSING AND CLOSING DOCUMENTS

7.1                  Completion of the Offering shall occur on the Closing Date.

7.2                 On the Closing Date the Company shall deliver the Certificates to Haywood against:

(a)                  payment to the Company of the Unit Proceeds by way of certified cheques or bank drafts; and

(b)                  delivery to the Company of properly completed and duly executed original or facsimile copies of the Subscription Agreements, together with all applicable schedules thereto, not previously forwarded to the Company.

7.3                  At least one business day prior to the Closing Date, each of Research and Pacific shall deliver to Haywood certified cheques or bank drafts payable to the Company representing such portion of the Unit Proceeds as is derived from the sale of Units by Research and Pacific, and for which Haywood has agreed to tender subscriptions to the Company.

7.4                 If the Company has satisfied all of its obligations under this Agreement, the Agents will, on the Closing Date, pay to the Company the Unit Proceeds by way of certified cheques and/or bank drafts against delivery of the Certificates.

7.5                 The Company will endorse the Certificates with all required legends.

8.                   MATERIAL CHANGES

8.1                  If, after the date of this Agreement and on or before the Closing Date, a material change, as that term is defined in the British Columbia Act, occurs in the Company's affairs, the Company will:

(a)                 as soon as practicable issue and file with the applicable Regulatory Authorities a press release that is authorized by a senior officer disclosing the nature and substance of the change;

(b)                 file with the applicable Regulatory Authorities the documents required by applicable securities laws, within the periods prescribed by such laws; and

(c)                 provide to the Agents and their solicitors copies of the press release described above, when issued, and the documents described above, when filed.

9.                   TERMINATION

9.1                 Haywood may on behalf of the Agents, and after consulting with Research and Pacific, terminate their obligations under this Agreement and the obligations of the Purchasers under the Subscription Agreements by notice in writing to the Company at any time if:

(a)                 any order to cease or suspend trading in any securities of the Company, or prohibiting or materially restricting the distribution of the Offered Securities is made, or proceedings are announced or commenced for the making of any such order, by any securities commission or similar regulatory authority, or by any other competent authority, not based solely upon the activities or alleged activities of any of the Agents or any sub-agent, and has not been rescinded, revoked or withdrawn;

(b)                 any inquiry, investigation (whether formal or informal) or other proceeding in relation to the Company or any of its directors or senior officers is announced or commenced by any securities commission or similar regulatory authority, any stock exchange or by any other competent authority, not based solely upon the activities or alleged activities of any of the Agents or any sub-agent, if any, if, in Haywood's opinion, acting reasonably, the announcement or commencement thereof materially adversely affects the trading or distribution of the Offered Securities;

(c)                 there shall have occurred or be anticipated any material adverse change, as determined by Haywood in its discretion, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, condition, capital or prospects (financial or otherwise) of the Company;

(d)                 the state of the financial markets becomes such that, in Haywood's opinion, it would be impracticable or unprofitable to offer or continue to offer the Offered Securities for sale or there has developed, occurred or come into effect any financial occurrence or any catastrophe of national or international consequence, any governmental action, law or regulation, or any other occurrence of any nature whatsoever which, in the opinion of Haywood, seriously adversely affects or would seriously adversely affect the Canadian financial markets, the Company's business or the distribution of the Offered Securities;

(e)                 the Company is in breach of any term of this Agreement; or

(f)                 Haywood reasonably determines that any of the representations or warranties made by the Company in this Agreement are false or have become false in any material respect.

9.2                 The obligations of the Agents under this Agreement will terminate if the Exchange does not issue its final letter of acceptance of the distribution of the Offered Securities by the Closing Date, unless otherwise agreed in writing by the Agents.

9.3                 The provisions of Sections 11 and 12 of this Agreement shall survive any termination of this Agreement.

10.                 WARRANTIES, REPRESENTATIONS AND COVENANTS

10.1                The Company represents, warrants and covenants to and with the Subscriber as follows:

(a)                 the Company has been duly incorporated and organized and is validly existing and in good standing under the laws of the Province of British Columbia; it has the corporate power to own or lease its property and to carry on its business as currently conducted by it;

(b)                  it has the full power, legal right and authority to execute and deliver this Agreement and has such power, legal right and authority to do all such acts and things as are required hereunder to be done, observed or performed by it, subject to and in accordance with the terms hereof;

(c)                 all necessary corporate action of the directors of the Company to authorize the execution, delivery and performance of this Agreement has been taken; this Agreement has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable by the Agents in accordance with its terms;

(d)                  the authorized capital of the Company consists of 100,000,000 common shares, of which 10,946,378 common shares are validly issued and outstanding as at September 30,2003;

(e)                  the issue of the Offered Securities and the Agents' Warrant will, at the time of their issuance, have been approved by all requisite corporate action and the Common Shares comprising the Units will, upon issue and delivery, be validly issued as fully paid and non-assessable; and the Warrant Shares and Agents' Warrant Shares will be duly and validly allotted and authorized to be issued as fully paid and non-assessable upon receipt by the Company of full payment therefor;

(f)                 there shall not be any consents, approvals, authorizations, orders or agreements of any stock exchanges, securities commissions or similar authorities in Canada, governmental agencies or regulators, courts or any other persons which may be required for the issuance of the Offered Securities or the Agents' Warrant, and the delivery of

Certificates representing such securities, not obtained and not in effect on the date of delivery of such Certificates;

(g)                 the Common Shares of Company are listed and posted for trading only on the Exchange, and as of the Closing Date the Common Shares comprising the Units and the Agents' Warrant Shares and the Warrant Shares will have been approved for listing on the Exchange;

(h)                 the Company is a reporting issuer only in the provinces of British Columbia and Alberta and is not in default of any filings under the securities laws of those jurisdictions;

(i)                 the Company has filed a "current AIF" (within the meaning of the Instrument) and as at the date hereof, the Company is, and as at the Closing Date the Company will be, a "qualifying issuer" (within the meaning of the Instrument) eligible to issue securities with a four month hold period in Canada;

(j)                 the issue and sale of the Offered Securities and the Agents' Warrant by the Company does not and will not conflict with, and does not and will not result in a breach of, any of the terms of the Company's incorporating documents or any agreements or instruments to which the Company is a party;

(k)                 the Company is not a party to any actions, suits or proceedings which could materially affect its business or financial condition, and to the best of the Company's knowledge no such actions, suits or proceedings are contemplated or have been threatened;

(l)                 all agreements by which the Company holds an interest in a property, business or assets are in good standing according to their terms, and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

(m)                  the Company has complied and is in compliance, in all material respects, with all applicable securities laws;

(n)                 the Company has filed all forms, reports, documents and information required to be filed by it, whether pursuant to the Acts or otherwise, with the Exchange (or one of its predecessors) or the securities commissions or similar regulatory authorities in the Offering Jurisdictions (the "Disclosure Documents"). As of the time the Disclosure Documents were filed with the applicable securities regulators and on SEDAR (System for Electronic Document Analysis and Retrieval) (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Disclosure Documents complied in all material respects with the requirements of the applicable securities laws; and (ii) none of the Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(o)                 the consolidated financial statements of the Company and its subsidiaries contained in the Disclosure Documents: (i) complied as to form in all material respects with the published rules and regulations under the applicable securities laws; (ii) were reported in accordance with Canadian generally accepted accounting principles applied on a basis consistent with that of the preceding periods; and (Hi) present fairly the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby;

(p)                 there is no "material fact" or "material change" (as those terms are defined in the British Columbia Act) in the affairs of the Company that has not been generally disclosed to the public;

(q)                  the business and properties of the Company are to the best of its knowledge after due enquiry, in compliance in all material respects with all Environmental Laws, and there are no facts known after due enquiry by the Company which could give rise to a notice of non-compliance with any Environmental Laws; and

(r)                  there are, to the best of the knowledge of the Company after due enquiry, no existing claims, demands, damages, expenses, suits, proceedings, actions, negotiations, or causes of action of any nature whatsoever, whether threatened or pending, arising out of the presence on any property in respect of which the Company or any subsidiary has an interest, either past or present, of any Contaminant, or out of any past or present activity conducted on any such property, involving any Contaminant or any violation of any Environmental Law,

10.2                 The Company shall not, without the prior written consent of the Agents (such consent not to be unreasonably withheld) offer, announce an offering of, sell, contract to sell, pledge, or otherwise dispose (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, whether by actual disposition or effective economic disposition due to cash settlement or otherwise, by the Company or any affiliate of the Company) directly or indirectly, of any Common Shares or any securities convertible into, or exercisable, or exchangeable for, Common Shares, for a period of 90 days after the Closing Date, provided, however, that the Company may issue stock options and Common Shares pursuant to any stock option plan or stock ownership plan of the Company in effect at September 30, 2003, for the benefit of the Company's employees, consultants and directors and the Company may issue Common Shares issuable upon the conversion of securities or upon the exercise of warrants outstanding at the date of this Agreement.

10.3                 Each Agent warrants and represents to the Company, in respect of itself and not the other Agents, that:

(a)                  it is a valid and subsisting company under the law of the jurisdiction in which it was incorporated and in good standing with respect to the filing of annual returns;

(b)                  it is duly registered under the Acts and no action or proceeding has been commenced which could result in the revocation, suspension or cancellation of such registration; and

(c)                 it did not receive the offer to purchase the Agents' Warrant in the United States, and the Agent is not, and is not purchasing the Agents' Warrant on behalf of, a U.S. Person or person in the United States. The terms "United States" and "U.S. Person" are as defined in Schedule "A" hereto.

11.                  EXPENSES OF AGENTS

11.1                 The Company will pay all of the reasonable expenses of the Offering and all the out-of-pocket expenses reasonably incurred by the Agents in connection with the Offering and the reasonable fees and expenses of the solicitors for the Agents not exceeding $25,000, exclusive of applicable taxes.

11.2                 The Company will pay the expenses referred to in the previous Section even if approval of the Offering is not granted by the Regulatory Authorities or the transactions contemplated by this Agreement are not completed or this Agreement is terminated, unless the failure of acceptance or completion or the termination is the result of a breach of this Agreement by any of the Agents.

11.3                 The Agents may, from time to time, render accounts for their expenses to the Company for payment on or before the dates set out in the accounts.

11.4                 The Company authorizes the Agents to deduct their reasonable expenses in connection with the Offering from the proceeds of the Offering, including expenses for which an account has not yet been rendered.

12.                  INDEMNITY

12.1                 The Company will indemnify each Agent and each of the Agent's agents, directors, officers and employees (collectively, the "Indemnified Parties") and save them harmless against all losses, claims, damages or liabilities:

(a)                 existing (or alleged to exist) by reason of a Misrepresentation contained in any Disclosure Documents;

(b)                 arising directly or indirectly out of any order made by any regulatory authority based upon an allegation that any Misrepresentation exists;

(c)                 resulting from the breach by the Company of any of the terms of this Agreement or from any representation or warranty made by the Company herein not being true when made;

(d)                 if the Company fails to issue and deliver the Certificates in the form and denominations required by this Agreement at the time and place required by the Agents with the result that completion of the Offering does not occur; or

(e)                  if, following the completion of a sale of any of the Offered Securities, a determination is made by any competent authority setting aside the sale, unless that determination arises out of an act or omission by such Agent.

12.2                 If any claim contemplated by Section 12.1 is asserted against any of the Indemnified Parties, or if any potential claim contemplated by this Section comes to the knowledge of any of the Indemnified Parties, the Indemnified Party concerned shall notify the Company as soon as possible of the nature of such claim (provided that any failure to so notify shall not affect the Company's liability under this Section) and the Company shall, subject as hereinafter provided, be entitled (but not required) to assume the defence on behalf of the Indemnified Party of any suit brought to enforce such claim. Any such defence shall be through legal counsel acceptable to the Indemnified Party and no admission of liability shall be made by the Company or the Indemnified Party without, in each case, the prior written consent of all the parties hereto, such consent not to be unreasonably withheld. An Indemnified Party shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the Company fails to assume the defence of such suit on behalf of the Indemnified Party within a reasonable period of receiving notice of such suit, provided that the expiration of such period shall be deemed to occur on the second clear business day immediately preceding the date by which the Indemnified Party is required by law (in the absence of agreement to the contrary) to take action (such as the filing of an appearance or its equivalent) in connection with defending such suit; (ii) the employment of such counsel has been authorized by the Company; or (iii) the named parties to any such suit include both the Indemnified Party and the Company and the Indemnified Party shall have been advised by counsel that there may be one or more defences available to the Indemnified Party which are different from or in addition to those available to the Company (in each of which cases the Company shall not have the right to assume the defence of such suit on behalf of the Indemnified Party but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party).

12.3                 If the indemnity provided for in Section 12.1(a) or (b) is declared by a court of competent jurisdiction to be illegal or unenforceable for any reason, the Agents and the Company shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities of the nature provided for above such that each Agent shall be responsible for that portion represented by the percentage that the Agents' Commission received by that Agent under this Agreement bears to the gross proceeds realized from the offering and the Company shall be responsible for the balance, provided that, in no event, shall the Agents be responsible for an amount in excess of the Agents' Commission. Notwithstanding the foregoing, a person guilty of fraudulent misrepresentation, bad faith or gross negligence shall not be entitled to contribution from any other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section, notify such party or parties for whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable to contribute pursuant to this Agreement unless such notice shall have been provided, but the omission to so' notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this Section. The right to contribution provided in this Section shall be in addition to and not in derogation of any other right to contribution which the any party may have by statute or otherwise by law.

13.                  ASSIGNMENT AND SELLING GROUP PARTICIPATION

13.1                The Agents will not assign this Agreement or any of their rights under this Agreement nor, with respect to the Offered Securities, enter into any agreement in the nature of an option or a sub-option unless and until, for each intended transaction, the Agents have obtained the consent of the Company and notice has been given to and accepted by the applicable Regulatory Authorities.

13.2                The Agent may offer underwriting group participation in the normal course of the brokerage business to selling groups or other licensed dealers, brokers and investment dealers, who mayor who may not be offered part of the Agent's Commission.

14.                  NOTICE

14.1                Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by delivering it or sending it by facsimile to the following address:

(a)	If to the Agents:

Haywood Securities Inc.
20th Floor Commerce Place, 400 Burrard Street
Vancouver, B.C. V6C 3A6

Attention: Mr. Cliff Rich

Fax: (604) 697-7495

Research Capital Corp.
222 Bay Street, Suite 1500, Box 265
Ernst & Young Tower, TD Center
Toronto, Ontario, M5K 1J5

Attention: Mr. Dan Hachey

Fax: (416) 860-7674

Pacific International Securities Inc.
Park Place, #1900 - 666 Burrard Street
Vancouver, B.C. V6C 3N1

Attention: Mr. Gary Moore

Fax: (604) 664-3660

(b)	If to the Company:

Sonic Environmental Solutions Inc.
1778 West 2nd Avenue
Vancouver, British Columbia V6J lH6

Attention: Mr. Adam Sumel, President & Chief Executive Officer

Fax: (604) 736-2558

14.2                If notice is sent by facsimile or is delivered, it will be deemed to have been given at the time of transmission or delivery.

15.                 RIGHT OF FIRST REFUSAL

15.1                The Company will notify Haywood in writing of the terms of any equity (including an offering of a security that is convertible into or exchangeable for equity) financing it proposes to obtain on or before the first anniversary of the Closing Date, and Haywood will have the right of first refusal to provide any such financing notwithstanding such financing may complete after the first anniversary of the Closing Date.

15.2                The right of first refusal may be exercised by Haywood within 10 business days (Saturdays, Sundays and statutory holidays excluded) following the receipt of the notice, by notifying the Company in writing that it will provide such financing on the terms set out in the notice.

15.3                If Haywood fails to give notice within 10 business days that it will provide such financing upon the terms set out in the notice, the Company will then be free to make other arrangements to obtain financing from another source on the same terms or on terms no less favourable to the Company.

15.4                The right of first refusal will not terminate if, on receipt of any notice from the Company under this Section, Haywood fails to exercise the right.

16.                 GENERAL

16.1                This Agreement together with the agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including but not limited to the letter agreement between the Company and Haywood dated September 30, 2003. There are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

16.2                Each and every obligation, covenant, representation or warranty of the Agents contained herein is several, and not joint.

16.3                None of the parties shall assign, transfer, charge or otherwise encumber the benefit (or any part thereof) or the burden (or any part thereof) of this Agreement without the prior written consent of the other parties, such consent not to be unreasonably withheld.

16.4                Each of the parties hereto shall from time to time at the request of any of the other parties hereto and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

16.5                This Agreement may be amended or varied only by agreement in writing signed by each of the parties. Unless the context otherwise so requires, a reference to this Agreement shall include a reference to this Agreement as amended or varied from time to time.

16.6                Time is of the essence of this Agreement and will be calculated in accordance with the provisions of the Interpretation Act (British Columbia).

16.7                The representations, warranties, covenants and indemnities of the Company and the Agents contained in this Agreement will survive the closing of the purchase and sale of the Offered Securities for a period of two years following the Closing Date.

16.8                Wherever a singular or masculine expression is used in this Agreement, that expression is deemed to include the plural, feminine or the body corporate where required by the context.

16.9                This Agreement enures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns.

16.10               The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

16.11               This Agreement shall be governed by and interpreted in accordance with the laws from time to time in force in British Columbia and each of the parties hereby attorns to the non-exclusive jurisdiction of the courts of British Columbia.

16.12               This Agreement may be executed by facsimile and in as many counterparts as are necessary and shall be binding on each party when each party hereto has signed and delivered one such counterpart. When a counterpart of this Agreement has been executed by each party, all counterparts together shall constitute one agreement.

THE PARTIES, intending to be contractually bound, have executed and delivered this Agreement as of the date set out on the first page.

SONIC ENVIRONMENTAL SOLUTIONS INC.

By:	/s/ Ed Farrauto
Authorized Signatory

HAYWOOD SECURITIES INC.

By:	/s/ Authorized Signatory
Authorized Signatory

RESEARCH CAPITAL CORP.

By:	/s/ Authorized Signatory
Authorized Signatory

PACIFIC INTERNATIONAL SECURITIES INC.

By:	/s/ Authorized Signatory
Authorized Signatory